UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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American Home Mortgage Investment Corp.

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The following material was mailed to stockholders of American Home Mortgage Investment Corp. (the "Company") as the cover to the Company's 2004 Annual Report.

2004 Annual Report
American Home Mortgage Investment Corp.
Profiting from Self-Originated Assets

To Our Stockholders:

I am pleased to report that 2004 was a successful year for our company on many fronts. During the year, our company took major steps in implementing our strategy of holding self-originated securities for net interest income, while earning additional revenue from selling newly-originated loans and from mortgage servicing. The overall result was record levels of revenue and earnings, and strong adjusted earnings per share*. Additionally, we increased our dividend significantly throughout the year.

During the year, our adjusted mortgage-backed securities portfolio* grew to $7.6 billion at December 31, 2004 compared to $1.8 billion at December 31, 2003. In addition, our adjusted net interest margin* on the portfolio grew throughout the year, as the benefits from substituting our self-originated securities for market-purchased securities enhanced our overall yield. During the year, we continued to manage our portfolio defensively, by running a “matched book”, with the duration of our liabilities and hedges approximately equal to the duration of our assets. We also worked to reduce risk by holding mortgage securities backed by ARM loans that are less susceptible to losses as interest rates change, and by holding high credit quality securities. As of December 31, 2004, 94.5% of our adjusted securities portfolio* was either agency obligations or rated AAA by Standard & Poor’s, while 2.1% was AA or A and 3.4% was BBB or unrated.

The year 2004 saw a significant increase in our origination business with total originations growing to $23.1 billion compared to $21.7 billion in 2003. This was achieved during a period when national originations declined from $3.9 trillion to $2.7 trillion, and resulted in an increase in our market share. Specifically, our market share rose from 0.56% in 2003 to 0.69%, 0.90%, 0.77% and 1.00%, in the first, second, third and fourth quarters of 2004, respectively, and to 1.16% in the first quarter of 2005**. During 2004, our origination business experienced growth in both its retail and wholesale channels, as a result of our organic growth and through strategic acquisitions. In 2004, we completed an acquisition of 85 branches from Washington Mutual. Additionally, in April 2005 we acquired 21 branches from Irwin Mortgage. Perhaps the most significant accomplishment for our origination segment was that its growth transcended the traditional pull-back that occurs when a refinance boom slows. This was made possible by our origination business focusing on lending to home purchasers as opposed to refinance applicants. During 2004, loans to homebuyers accounted for 52% of originations while refinances were 48% of originations compared to 33% for home buyers and 67% for refinance applicants in 2003.

Our mortgage servicing segment experienced a loss in 2004 as a result of relatively rapid amortization and impairment charges. The servicing segment is expected to become profitable during periods of higher interest rates, and indeed, was profitable during the first quarter of 2005. Our servicing segment is also the repository of our customer relationships. As of March 31, 2005, we were entrusted to service the loans of 106,637 customers, whose loans had a cumulative unpaid principal balance of $18.2 billion. Our number of loans serviced at December 31, 2004 was 94,075 with an adjusted principal balance* of $15.5 billion compared to 68,858 loans with a principal balance of $8.3 billion at December 31, 2003. During 2004, we enhanced our servicing management team and reengineered our servicing process. The culmination of our efforts resulted in the relocation of our servicing activities to a new, highly-automated center in Irving, Texas during the first quarter of 2005.

I am proud that in 2004 our stockholders gained a significant total return as a result of both our dividends and stock price appreciation. It is our company’s goal to continue to grow the dividend through solid financial performance. During 2004, our company’s adjusted return on equity* was 21.12%, while our adjusted return on assets* was 1.73%. During 2004, our company also significantly increased its stockholders’ equity and book value per common share as a result of an accretive capital raise and retained earnings. As a result, adjusted book value per common share* grew to $18.95 at December 31, 2004, from $15.75 at December 31, 2003.

I want to thank my fellow professionals at our company for their efforts which led to our success in 2004. I also wish to thank you, our stockholders, for your continued support.

Sincerely yours,

Michael Strauss
Chairman, President and Chief Executive Officer

*	See reconciliation of adjusted financial information to our reported financial information in accordance with GAAP in Appendix A of this Annual Report.

**	Market share based on actual Company closings and Freddie Mac’s estimate of the national market.

Profiting from Self-Originated Assets

Tax-Advantaged REIT

Mortgage Holdings
The Company holds a leveraged portfolio of mortgage-backed securities for net interest income. A growing portion of the portfolio is self-originated by the Company’s origination business, and is serviced by its servicing business. On March 31, 2005, the Company held $7.2 billion of mortgage-backed securities, and $650.0 million of adjustable rate mortgage (ARM) loans held pending securitization.

The Company’s primary goals in managing its portfolio are to gain yield through the benefit of self-origination, and otherwise to seek to reduce risk. Credit risk is reduced because the large majority of the Company’s holdings are rated AAA by Standard & Poor’s or Moody’s or are obligations of Fannie Mae or Freddie Mac. The Company attempts to minimize the exposure of its holdings to the risks posed by changing interest rates by “match funding” its assets and their related liabilities and hedges. Specifically, the Company attempts to set the duration of its liabilities and hedges to equal the duration of its assets. The Company further seeks to mitigate risk by concentrating its holdings on ARM securities. The Company projects that match-funded AAA-rated and agency ARM securities offer the opportunity for a portfolio with relatively low risk compared to other portfolios of mortgage assets.

Taxable Subsidiary

Originations
The Company operates a mortgage origination business that includes approximately 475 retail and wholesale production offices located in 44 states. The origination business produced $23.1 billion of loans in 2004 and was recently ranked as the nation’s 20th largest residential mortgage lender by National Mortgage News. The origination business’ production of mortgage-backed securities assets at relatively low costs helps drive the return earned by the mortgage holdings business. The origination business also sells loans into the secondary mortgage market for a cash gain.

The mortgage origination business has been built over the past six years through nine opportunistic acquisitions of small and mid-sized mortgage companies. Through these acquisitions, the Company has grown its branch networks and sales forces, while building depth and enhanced capabilities in its core origination business operations. It has also improved the economies of its origination business through lower per loan operating costs, reduced borrowing costs and better terms of business with loan buyers and credit insurers. During 2004, the Company completed a major franchise acquisition of 85 branches from Washington Mutual. Additionally, in April 2005, the Company acquired 21 branches from Irwin Mortgage. The Company plans to seek to grow the market share of its mortgage origination business in the future.

Loan Servicing
The Company’s loan servicing business primarily services loans securitized by the Company. On March 31, 2005, the Company serviced 106,637 loans with an outstanding principal amount of $18.2 billion. Loans are serviced for a fee which typically ranges from 0.25% to 0.50% of the principal amount of the loan per year. The Company’s servicing capabilities are rated “Select Servicer” by Standard & Poor’s.

AMERICAN HOME MORTGAGE INVESTMENT CORP.

*	Market share based on actual Company closings and Freddie Mac’s estimate of the national market.

**	These adjusted financial measures reflect the reallocation of revenue and earnings of approximately $71.4 million from the Company’s first quarter 2005 GAAP financial results to the Company’s fourth quarter 2004 GAAP financial results. See Appendix A (Adjusted Financial Measures).
Company Highlights Loan Production (dollars in millions) ‘00 $3,043 ‘01 $7,766 ‘02 $12,196 ‘03 $21,705 ‘04 $23,069 Market Share* ‘00 0.29% ‘01 0.38% ‘02 0.42% ‘03 0.56% ‘04 0.84% Total Revenue (dollars in millions) ‘00 $58.3 ‘01 $128.1 ‘02 $ 232.8 ‘03 $432.1 ‘04 $ 365.2GAAP $436.6 Adjusted** Earnings (dollars in millions) ‘00 $5.4 ‘01 $25.4 ‘02 $39.5 ‘03 $ 73.8 ‘04 $70.9 GAAP $142.3 Adjusted** Diluted Earnings Per Share (dollars) ‘00 $0.63 ‘01 $2.34 ‘02 $2.65 ‘03 $4.07 ‘04 $1.86 GAAP $3.74 Adjusted** Book Value Per Share (dollars) ‘00$2.96 ‘01$6.56 ‘02 $9.82 ‘03 $15.75 ‘04 $17.18 GAAP $18.95 Adjusted** Dividends Per Share (dollars) ‘01 $0.12 ‘02 $0.15 ‘03 $0.91 ‘04 $2.43 Mortgage Holdings Highlights Mortgage-Backed Securities Portfolio Credit Quality (as of March 31, 2005) AAA or Agency Eligible 94.3% AA 0.2% Other
5.5% Mortgage-Backed Securities Portfolio ARM Product Mix (as of March 31, 2005) 5/1 ARMs
73.0% 3/1 ARMs
11.1% Short Reset (lessthanoneyear) 15.9% Mortgage-Backed Securities Holdings (dollars in billions) 12/31/03 $1.8 3/31/04 $4.0 3/31/05 $7.2 Corporate Highlights • Completed first full year as a Real Estate Investment Trust (REIT). • Completed renaming initiative and now operate approximately 475 nationwide branch offices. • Ranked by National Mortgage News as 20th in its list of Top Mortgage Originators for the fourth quarter of 2004. •Assimilated the loan production offices acquired from Washington Mutual. • Increased regular quarterly dividend on AHM’s common stock to $0.71 per share, or $2.84 annualized. • Closed a $359.3 million public offering. The transaction involved the offering of 14.375 million shares of common stock priced at $25 per share. •Established a commercial paper program to lower the cost of funding loans held pending sale or securitization.

Appendix A — Adjusted Financial Measures

Adjusted Financial Measures

Certain financial measures presented in the President’s Letter to Stockholders and the accompanying tables are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and differ from the amounts reported in the Company’s enclosed 2004 annual report on Form 10-K/A. These adjusted financial measures reflect the reallocation of revenue and earnings of approximately $71.4 million from the Company’s first quarter 2005 financial results to the Company’s 2004 financial results to present the Company’s 2004 financial results as if its fourth quarter 2004 securitization qualified for sale treatment under Statement of Financial Accounting Standards No. 140 (“SFAS 140”).

Subsequent to filing its 2004 annual report on Form 10-K on March 16, 2005, the Company discovered that it incorrectly accounted for its securitization completed in December 2004 as a sale rather than as a financing. Because the Company created and held securities benefited by embedded derivatives contracts, the effects of treating the Company’s securitization as a sale under SFAS 140 were reversed from the Company’s 2004 GAAP financial results. The amount of retained securities created during the fourth quarter of 2004 that were benefited by embedded derivatives contracts was approximately $97.6 million, or 2.8% of the securitization’s principal of $3.5 billion. The $97.6 million of securities were sold during the first quarter of 2005, and consequently the entire fourth quarter 2004 securitization qualified for sale treatment under SFAS 140 in the first quarter of 2005. The Company restated its GAAP financial statements for 2004 and filed an amended 2004 annual report on Form 10-K/A on April 22, 2005 reflecting the reduction in the Company’s 2004 GAAP revenue and income by approximately $71.4 million. In addition, at December 31, 2004, securities held by the Company that were created during the fourth quarter of 2004 were reclassified on the Company’s balance sheet, and continued to be carried as mortgage loans held for sale, while those securities created and sold by the Company during the fourth quarter of 2004 were reclassified as collateralized debt obligation liabilities rather than sold securities. The Company’s GAAP net income available to common shareholders per diluted share was reduced for 2004 by approximately $1.87 per share, equal to approximately $71.4 million divided by an average diluted share count of 38.1 million shares.

The Company has been, and expects to continue to be, managed on the basis of the adjusted financial measures. The adjusted financial measures should be read in conjunction with the Company’s GAAP results. Please refer to the detailed reconciliation of the Company’s GAAP and adjusted results on the following pages A-1 and A-2.

AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2004	2004	2003	2002
		(1)	(1)
	GAAP	Adjustments	As Adjusted
Net interest income:
Interest income	$314,306	$(2,174)	$312,132	$106,017	$55,871
Interest expense	(201,373)	1,775	(199,598)	(56,986)	(31,034)

Net interest income	112,933	(399)	112,534	49,031	24,837

Non-interest income:
Gain on sales of mortgage loans	134,099	—	134,099	376,605	216,595
Gain on securitizations of mortgage loans	40,120	40,674	80,794	149	—
Gain on sales of mortgage-backed securities and derivatives	63	—	63	2,210	—
Unrealized gain on mortgage-backed securities and derivatives	75,460	33,805	109,265	3,272	—
Loan servicing fees	40,571	—	40,571	39,125	23,973
Amortization of mortgage servicing rights	(32,615)	—	(32,615)	(51,824)	(26,399)
Impairment reserve (provision) recovery of mortgage servicing rights	(12,423)	(2,729)	(15,152)	6,334	(10,332)

Net loan servicing fees (loss)	(4,467)	(2,729)	(7,196)	(6,365)	(12,758)

Other non-interest income	7,033	—	7,033	7,229	4,147

Non-interest income	252,308	71,750	324,058	383,100	207,984

Non-interest expenses:
Salaries, commissions and benefits, net	189,393	—	189,393	204,939	106,895
Occupancy and equipment	37,642	—	37,642	27,015	15,506
Data processing and communications	16,165	—	16,165	13,201	7,853
Office supplies and expenses	13,730	—	13,730	13,312	6,511
Marketing and promotion	10,409	—	10,409	12,239	7,996
Travel and entertainment	14,190	—	14,190	9,964	4,587
Professional fees	12,159	—	12,159	7,547	5,443
Other	22,216	—	22,216	21,897	10,470

Non-interest expenses	315,904	—	315,904	310,114	165,261

Net income before income tax (benefit) expense	49,337	71,351	120,688	122,017	67,560
Income tax (benefit) expense	(25,575)	—	(25,575)	48,223	28,075

Net income	$74,912	$71,351	$146,263	$73,794	$39,485

Dividends on preferred stock	3,988	—	3,988	—	—

Net income available to common shareholders	$70,924	$71,351	$142,275	$73,794	$39,485

Per share data:
Basic	$1.89	$1.90	$3.78	$4.16	$2.72
Diluted	$1.86	$1.87	$3.74	$4.07	$2.65
Weighted average number of shares — basic	37,612	37,612	37,612	17,727	14,509
Weighted average number of shares — diluted	38,087	38,087	38,087	18,113	14,891

     Note:

(1) — Adjustments reflect the net effect on the period presented to reconcile the Company’s consolidated statements of income prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) to the amounts adjusted as if the Company’s fourth quarter 2004 securitization had qualified for SFAS 140 sale accounting treatment in the fourth quarter of 2004.

A-1

AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2004	2004	2003
		(1)	(1)
	GAAP	Adjustments	As Adjusted
(Dollars in thousands, except per share amounts)
Assets:
Cash and cash equivalents	$192,821	$—	$192,821	$53,148
Accounts receivable and servicing advances	116,978	(11,640)	105,338	84,311
Mortgage-backed securities (including securities pledged of $5,968,969 in 2004 and $1,426,477 in 2003)	6,016,866	1,584,927	7,601,793	1,763,628
Mortgage loans held for sale, net	4,853,394	(3,536,785)	1,316,609	1,216,353
Derivative assets	24,803	(1,459)	23,344	30,611
Mortgage servicing rights, net	151,436	37,793	189,229	117,784
Premises and equipment, net	51,576	—	51,576	41,738
Goodwill	90,877	—	90,877	83,445
Other assets	57,046	(10,490)	46,556	13,672

Total assets	$11,555,797	$(1,937,654)	$9,618,143	$3,404,690

Liabilities and Stockholders’ Equity:
Liabilities:
Warehouse lines of credit	$735,783	$—	$735,783	$1,121,760
Drafts payable	26,200	—	26,200	25,625
Commercial paper	529,790	—	529,790	—
Reverse repurchase agreements	7,071,168	—	7,071,168	1,344,327
Collateralized debt obligations	2,022,218	(2,022,218)	—	—
Payable for securities purchased	—	—	—	259,701
Derivative liabilities	1,860	—	1,860	12,694
Accrued expenses and other liabilities	152,413	13,213	165,626	76,156
Notes payable	135,761	—	135,761	99,655
Income taxes payable	54,342	—	54,342	66,802

Total liabilities	10,729,535	(2,009,005)	8,720,530	3,006,720

Stockholders’ Equity:
Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized:
9.75% Series A Cumulative Redeemable, 2,150,000 shares issued and outstanding in 2004 and 0 shares issued and outstanding in 2003	50,857	—	50,857	—
9.25% Series B Cumulative Redeemable, 3,450,000 shares issued and outstanding in 2004 and 0 shares issued and outstanding in 2003	83,183	—	83,183	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 40,288,077 shares issued and outstanding in 2004 and 25,270,100 shares issued and outstanding in 2003	403	—	403	252
Additional paid-in capital	631,530	—	631,530	281,432
Retained earnings	99,628	71,351	170,979	121,029
Accumulated other comprehensive loss	(39,339)	—	(39,339)	(4,743)

Total stockholders’ equity	826,262	71,351	897,613	397,970

Total liabilities and stockholders’ equity	$11,555,797	$(1,937,654)	$9,618,143	$3,404,690

Note:

(1) — Adjustments reflect the net effect on the period presented to reconcile the Company’s consolidated balance sheets prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) to the amounts adjusted as if the Company’s fourth quarter 2004 securitization had qualified for SFAS 140 sale accounting treatment in the fourth quarter of 2004.

A-2

Corporate Information

Corporate Headquarters
538 Broadhollow Road
Melville, NY 11747

Directors
Michael Strauss
Chairman of the Board, President
and Chief Executive Officer

John A. Johnston
Director and President,
Western Retail Division

Nicholas R. Marfino
Director

Michael A. McManus, Jr.
Director

C. Cathleen Raffaeli
Director

Kenneth P. Slosser
Director

Irving J. Thau
Director

Management
Donald Henig
President, Wholesale and
DTC Division

John A. Manglardi
President, Eastern Retail Division

Ronald Bergum
Executive Vice President,
Western Retail Division

Robert Bernstein
Senior Vice President and
Controller

Christopher J. Cavaco
Executive Vice President and
Chief Information Officer

Doug Douglas
Executive Vice President,
Business Processes

Thomas Fiddler
Executive Vice President,
Eastern Retail Division

Mark Filler
Executive Vice President,
Mergers and Acquisitions

David M. Friedman
Executive Vice President and
Director of Servicing

Kathleen Heck
Executive Vice President,
Eastern Retail Division

Alan B. Horn
Executive Vice President,
General Counsel and Secretary

Stephen A. Hozie
Executive Vice President and
Chief Financial Officer

Dena Kwaschyn
Executive Vice President and
Director of Operations

Richard S. Loeffler
Executive Vice President and
Chief Administrative Officer

Thomas McDonagh
Executive Vice President and
Chief Investment Officer

Craig S. Pino
Senior Vice President
and Treasurer

Ron Rosenblatt
Executive Vice President,
Sales Support

Independent Registered
Public Accounting Firm
Deloitte & Touche
750 College Road East
Princeton, NJ 08540
(609) 514-3600

Corporate Counsel
Cadwalader Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
(212) 504-6000

Transfer Agent
American Stock Transfer
& Trust Company
59 Maiden Lane
New York, NY 10038
(212) 936-5100

For more information on
the Company, contact:
Mary M. Feder
Vice President and Investor
Relations Director
American Home Mortgage
538 Broadhollow Rd.
Melville, NY 11747
(631) 622-6469

Stock Exchange
 American Home Mortgage Investment Corp.’s Common Stock and its Series A and Series B Cumulative Redeemable Preferred Stocks trade on the New York Stock Exchange (NYSE). The trading symbols are as follows:

AHM — Common Stock

AHM PrA — 9.75% Series A Cumulative Redeemable Preferred Stock

AHM PrB — 9.25% Series B Cumulative Redeemable Preferred Stock

Number of branches per state

Cautionary Note Regarding Forward-looking Statements: Certain statements in this 2004 Annual Report, including the Letter to Stockholders, constitute “forward-looking statements” within the meaning of the federal securities laws. The words “anticipate”, “may”, “estimate”, “should”, “seek”, “expect”, “plan”, believe”, “intend”, and similar words, or the negatives of those words, are intended to identify forward-looking statements. Forward-looking statements also include statements containing a projection of revenues, earnings (loss), capital expenditures, dividends, capital structure or other financial terms. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of such statements are made. Forward-looking statements are inherently uncertain, and you must recognize that actual results may differ from expectations. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERICAN HOME MORTGAGE INVESTMENT CORP.
538 BROADHOLLOW ROAD, MELVILLE, NY 11747